Exhibit 99.1

ProShares Announces Changes to Gold ETFs’ Benchmark

BETHESDA, Md. – March 12, 2015 – ProShares, a premier provider of alternative ETFs, announced changes to the benchmark tracked by ProShares Ultra Gold (UGL) and ProShares UltraShort Gold (GLL). Beginning March 20, the London Gold Fix will be renamed the LBMA Gold Price in conjunction with a change in the way the benchmark is calculated.

The London Bullion Market Association (LBMA) announced on February 19 that it has selected ICE Benchmark Administration (IBA) to calculate the LBMA Gold Price. The IBA will operate a physically settled, electronic and tradable auction process.

The LBMA Gold Price will continue to be set twice daily at 10:30 a.m. and 3:00 p.m. (London time). UGL and GLL are designed to correspond (before fees and expenses) to 2x or -2x the daily performance of gold bullion as measured by the U.S. dollar 3:00 p.m. price for delivery in London.

The change in the way the benchmark is calculated will have no material impact on the management or operation of UGL and GLL. Please see the LBMA website (http://www.lbma.org.uk/) for additional detail.

About ProShares

ProShares offers the nation’s largest lineup of alternative ETFs. We help investors to go beyond the limitations of conventional investing and face today’s market challenges. ProShares helps investors build better portfolios by providing access to alternative investments delivered with the liquidity, transparency and cost effectiveness of ETFs. Our wide array of alternative ETFs can help you reduce volatility, manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

ProShares has the largest lineup of alternative ETFs in the United States according to Strategic Insight, based on analysis of all the known alternative ETF providers (as defined by Strategic Insight) by their number of funds and assets (as of 1/31/2015).

These Geared (Short or Ultra) ProShares ETFs seek returns that are either 2x or -2x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, Geared ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their Geared ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Neither this ETF nor ProShares Trust II is an investment company regulated under the Investment Company Act of 1940 and neither is afforded its protections. Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified and entail certain risks including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short ProShares should lose money when their benchmarks or indexes rise.The price of gold is volatile and may be affected by large institutional purchases or sales, indirect investment in gold and silver, industrial usage, and political and economic concerns. Certain derivative instruments will subject the fund to counterparty risk and credit risk, which could result in significant losses for the fund. Please see their summary and full prospectuses for a more complete description of risks. Investing in ETFs involves a substantial risk of loss.

These funds generate a K-1 tax form. ProShares Trust II is a commodity pool as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. ProShare Capital Management LLC is the Trust Sponsor and commodity pool operator (CPO). The Sponsor is registered as a CPO with the CFTC, and is a member of the NFA.

This information must be accompanied or preceded by a current ProShares Trust II prospectus (http://www.proshares.com/funds/trust_ii_prospectuses.html). ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.776.5125, or visit proshares.com.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.